Exhibit 10.8

BUSINESS FINANCING MODIFICATION AGREEMENT

This Business Financing Modification Agreement is entered into as of March 28, 2004, by and between Teknowledge Corporation (the “Borrower”) and Bridge Bank, National Association (“Lender”).

1.         DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Lender, Borrower is indebted to Lender pursuant to, among other documents, a Business Financing Agreement, dated as of March 28, 2003 by and between Borrower and Lender, as may be amended from time to time (the “Business Financing Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Business Financing Agreement.
Hereinafter, all indebtedness owing by Borrower to Lender shall be referred to as the “Indebtedness” and the Business Financing Agreement and any and all other documents executed by Borrower in favor of Lender shall be referred to as the “Existing Documents.”

2.         DESCRIPTION OF CHANGE IN TERMS :
A.	Modification(s) to Business Financing Agreement:
1)	The following defined terms in Section 1.1 are amended to read as follows: “Credit Limit” means $4,000,000.00.
“Facility Fee” means a payment of $15,000.00 per annum due upon execution of this Agreement and annually thereafter. “Finance Charge Percentage” means a rate per year equal to the Prime Rate plus 1.0%. “Minimum Utilization Fee” means for any Reconciliation Period the amount (if any) by which $3,000.00 exceeds the sum of the Finance Charge and Term Loan Interest for that Reconciliation Period. The defined term “Obligations” is amended to include all Term Loan Advances. “Prime Rate” means the greater of 4.25% per year, or the Prime Rate published in the Money Rates section of the Western Edition of The Wall Street Journal. Lender may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in Lender’s Prime Rate.
“Termination Date” means the earlier of (a) March 28, 2006, or (b) the date on which Lender or Borrower elects to terminate this Agreement pursuant to the terms herein. “Termination Fee” means a fee equal to 1.0% of the Credit Limit on or before March 28, 2005, and 0.5% of the Credit Limit thereafter until September 28, 2005.
2)	The following new defined terms shall be incorporated into Section 1.1 of the Business Financing Agreement: “Term Loan Advance” means advances made pursuant to Section 2.6 hereof (each a “Term Loan Advance”), the aggregate of which shall not exceed the Term Loan Sublimit.
“Term Loan Interest” means an interest charge equal to the product of the outstanding balance of each Term Loan Advance multiplied by a rate per year equal to the Prime Rate plus 3.00(%) percentage points. “Term Loan Sublimit” means $1,000,000.00.
3)	The first sentence of Section 2.2, entitled “Revolving Credit Line” is amended to read as follows: Subject to terms and conditions of this Agreement, from the date on which this Agreement becomes effective until the Termination Date, Lender will make Advances to Borrower not exceeding (a) the Credit Limit minus the Term Loan Sublimit, or (b) the Borrowing Base, whichever is less; provided that in no event shall Lender be obligated to make any Advance that results in an Overadvance or while any Overadvance is outstanding.
4)	Subsection 2.3, entitled “Credit Card Sublimit” is hereby deleted in its entirety and replaced with the place holding phrase “Intentionally Left Blank.”
5)	The following new paragraphs shall be incorporated into Section 2 of the Business Finance Agreement: 2.6 Term Loan Advance; Term Loan Interest. On or before June 28, 2004, upon request by Borrower, Lender may make Term Loan Advances to Borrower, each in a minimum amount of $250,000.00 and not exceeding the Term Loan Sublimit in the aggregate. Borrower is allowed to request a maximum of 3 Term Loan Advances in total. Each Term Loan Advance shall be repaid in 24 equal monthly payments of principal, each due on the last day of each month, commencing on the first such day to occur after the date the Term Loan Advance is made and continuing until such Term Loan Advance is paid in full. Each Term Loan Advance shall bear interest at a rate per year equal to the Prime Rate plus 3.00(%) percentage points. The accrued Term Loan Interest on each Term Loan Advance shall be paid each month on the same day as the installment of the Term Loan Advance is due. As the Term Loan Advance is repaid it may not be reborrowed. Borrower hereby authorizes Lender to debit its checking account #0101008134 maintained with Lender for all principal payments, interest, and fees owed by Borrower to Lender.
6)	Section 3.1, entitled “Collections”, is amended and restated in its entirety as follows: 3.1 Collections. Lender shall credit Collections with respect to Receivables received by Lender to Borrower’s Account Balance within three business days of the date received. At Lender’s discretion, all Collections received by Lender may either be (a) credited to Borrower’s deposit account with Bank, or (b) applied to repay when due the Advances and other Obligations; once all Obligations have been paid in full, Lender agrees to remit to Borrower the remaining amount of Collections it receives. Lender has no duty to do any act other than to turn over such amounts as required above. If an item of Collections is not honored or Lender does not receive good funds for any reason, the amount of any application shall be reversed as if the Collections had not been received and Finance Charges under Section 3.2 shall accrue thereon.
7)	Section 3.3, entitled Fees is amended as follows:
(b)	Termination Fee. In the event this Agreement is terminated prior to September 28, 2005, Borrower shall pay the Termination Fee to Lender; provided such Termination Fee shall be waived if this Agreement is terminated in connection with Borrower’s entry into a financing agreement with an affiliate of Lender.
8)	Subsection (h) of Section 7 is amended and restated in its entirety as follows:
(h)	Not create, assume, or be liable for any indebtedness, not incurred in the normal course of business. 9) Subsection (k) of Section 7 is amended and restated in its entirety as follows:
(k)	Provide to Lender within 5 days after the end of each month the following for the period then ending: accounts receivable aging report, together with a borrowing base certificate in form and substance acceptable to Lender setting forth the Eligible Receivables and Receivable Amounts thereof.
10)	Subsection (l) of Section 7 is amended and restated in its entirety as follows:
(l)	Allow Lender to audit the Collateral, including but not limited to Borrower’s accounts, books and records, at Borrower’s expense, no later than March 31, 2004 and every nine months thereafter.
11)	The following subsections are hereby inserted into Section 7:
(p)	At all times maintain liquidity in the form of cash with Lender, for a minimum balance of 75% of the aggregate outstanding balance of all Term Loan Advances.
(q)	Maintain a quarterly net income, which includes one time non-cash items not exceeding $700,000 related to the write down of the deferred tax asset, within 80% of its plan dated February 23, 2004 (the “Plan”).
12)	The following is hereby added after the existing text in Section 16 (entitled “Other Agreements”): Lender reserves the right to issue press releases, advertisements, and other promotional materials describing any successful outcome of services provided on Borrower’s behalf. Borrower agrees that Lender shall have the right to identify Borrower by name in those materials.

3.         CONSISTENT CHANGES. The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.
4.         INTENTIONALLY OMITTED.
5.         NO DEFENSES OF BORROWER. Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness.
6.         CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Indebtedness, Lender is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this Business Financing Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect. Lender’s agreement to modifications to the existing Indebtedness pursuant to this Business Financing Modification Agreement in no way shall obligate Lender to make any future modifications to the Indebtedness. Nothing in this Business Financing Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Lender and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Lender in writing. No maker, endorser, or guarantor will be released by virtue of this Business Financing Modification Agreement. The terms of this paragraph apply not only to this Business Financing Modification Agreement, but also to any subsequent Business Financing modification agreements.
7.         CONDITIONS. The effectiveness of this Business Financing Modification Agreement is conditioned upon Borrower executing a Warrant to Purchase Stock to Lender, granting Lender to purchase 15,000 shares of its common stock at an exercise price of $7.00 per share for a period of 5 years from the date hereof.
8.         COUNTERSIGNATURE. This Business Financing Modification Agreement shall become effective only when executed by Borrower and Lender.
9.         EFFECT. Except as specifically set forth herein, this Business Financing Modification Agreement does not limit, modify, amend, waive, grant any consent with respect to or otherwise affect (a) any right, power or remedy of the Lender under the Business Financing Agreement or any other related document, (b) any provision of the Business Financing Agreement or any other related documents all of which shall remain in full force and effect and are hereby ratified and confirmed. This Business Financing Agreement does not entitle, or imply any consent or agreement to, any further or future modification of, amendment to, waiver of, or consent with respect to any provision of the Business Financing Agreement or any other related document.
10.         COUNTERPARTS; FACSIMILE SIGNATURES. This Business Financing Modification Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original with the same effect as if all the signatures were on the same instrument. Delivery of an executed counterpart of the signature page to this Business Financing Modification Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Business Financing Modification Agreement. Any party delivering an executed counterpart of the signature page to this Business Financing Modification Agreement by telecopier shall thereafter promptly deliver a manually executed counterpart of this Business Financing Modification Agreement, but the failure to deliver such manually executed counterpart shall not affect the validity, enforcement, and binding effect of this Business Financing Modification Agreement.
11.         GOVERNING LAW, AND WAIVER OF JURY TRIAL. THIS BUSINESS FINANCING MODIFICATION AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA AND IS SUBJECT TO THE PROVISIONS OF SECTION 14 OF THE BUSINESS FINANCING AGREEMENT, RELATING TO WAIVER OF JURY TRIAL, THE PROVISIONS OF WHICH ARE BY THIS REFERENCE HEREBY INCORPORATED HERIEN IN FULL.

BORROWER:		LENDER:
TEKNOWLEDGE CORPORATION	BRIDGE BANK,	NATIONAL ASSOCIATION
By:		By:
Name:		Name:
Title:		Title: